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Exhibit 99.2

BEFORE THE
STATE CORPORATION COMMISSION
OF THE STATE OF KANSAS

In the Matter of the Investigation of Actions	)
of Western Resources, Inc. to Separate its	)	Docket No. 01-WSRE-949-GIE
Jurisdictional Electric Public Utility Business	)
from its Unregulated Businesses	)

JOINT MOTION FOR EXPEDITED APPROVAL OF
PARTIAL STIPULATION AND AGREEMENT

        The Kansas Corporation Commission Staff ("KCC Staff"), Protection One, Inc. ("Protection One"), Westar Energy, Inc., formerly known as Western Resources, Inc. ("Westar Energy"), Westar Industries, Inc., a wholly-owned subsidiary of Westar Energy ("Westar Industries"), and MBIA Insurance Corporation ("MBIA") (collectively, the "Movants") hereby submit the attached Partial Stipulation and Agreement for the approval of the Kansas Corporation Commission ("Commission"). The Movants further request that the Commission conduct a hearing on this Partial Stipulation and Agreement on March 6, 2003, and issue an order approving it no later than March 10, 2003. In support of this Motion For Expedited Approval, the Movants state as follows:

        1.    On January 10, 2003, Protection One filed its Petition for Partial Stay and Limited Reconsideration of Commission Order No. 55 ("Reconsideration Request"), seeking reconsideration of certain aspects of Order No. 55.

        2.    After extensive in-person discussions among Staff and active Intervenors in this docket, on February 25, 2003, the KCC Staff and Protection One, together with a number of other parties active in these proceedings, namely, Westar Energy, Westar Industries, and MBIA, executed the attached Partial Stipulation and Agreement. This Partial Stipulation and Agreement is designed to resolve without contested proceedings or litigation the issues presented by Protection One's Reconsideration Request and that portion of Westar Energy's February 6, 2003 restructuring filing relating to a possible sale of Protection One stock by Westar Energy and Westar Industries. It is Movants' understanding that the Partial Stipulation and Agreement is unopposed.

        3.    On behalf of all signatories to the Partial Stipulation and Agreement, Movants hereby request that the Commission issue an Order that (i) grants this Joint Motion and (ii) approves the attached Partial Stipulation and Agreement in its entirety.

        4.    The Movants further request that the Commission conduct a hearing on March 6, 2003 and approve the Partial Stipulation and Agreement no later than March 10, 2003. Since the filing of Protection One's Reconsideration Request, Protection One's Board of Directors has appointed a special committee of independent directors ("Special Committee"). On February 5, 2003, in a joint announcement with Westar Energy, Protection One announced that the Special Committee hired Bear, Stearns & Co. Inc., an investment banking firm, to help the Board of Directors explore Protection One's strategic alternatives, including the possible sale of the company. In addition, Westar Energy, Protection One's largest shareholder, has announced that it has retained Lehman Brothers Inc. as its investment banker to assist in evaluating the sale of its interest in Protection One.

        5.    Westar Energy and Protection One have stated that, in order to maximize the value of Protection One for purposes of reducing Westar Energy's debt, Protection One must have access to its Senior Credit Facility with Westar Industries, as well as the proceeds of its Tax Sharing Agreement. Westar Energy and Protection One further contend that Order No. 55 called into question Protection One's ability to gain access to capital under these agreements. Westar Energy and Protection One also state that, if Protection One is unable to have such access, it will be forced to scale back its business plan and faces certain accounting changes that could reduce the value of the Company. Absent expedited approval, the risk of these adverse changes to Protection One will increase considerably.

        6.    The parties have crafted a set of compromises in the Partial Stipulation and Agreement that are designed to maintain Protection One's value by eliminating certain market and financial uncertainties, limiting the amount of any future payments and credit from Westar Energy and Westar Industries to Protection One, while remaining within the basic structure of Order No. 55.

        7.    Movants will provide prefiled testimony, to be filed on or before March 4, 2003, demonstrating that approval by the Commission of this Partial Stipulation is in the public interest.

        WHEREFORE, Movants respectfully request that the Commission approve the attached Partial Stipulation and Agreement by March 10, 2003.

Respectfully submitted,
Kansas Corporation Commission Staff
Protection One, Inc.
Westar Energy, Inc. (Westar Energy)
Westar Industries, Inc. (Westar Industries)
MBIA Insurance Corporation (MBIA)
Dated this 25th day of February, 2003.

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  Exhibit 99.2